                                                                    EXHIBIT 99.1


                             WAXMAN INDUSTRIES, INC.
                                  NEWS RELEASE


                        WAXMAN INDUSTRIES, INC. ANNOUNCES
                     COMPLETION OF NEW BANK CREDIT FACILITY

         Bedford Heights, Ohio -- February 14, 2002 - Waxman Industries, Inc. (OTCBB-WAXM), a leading supplier of specialty plumbing, floor and surface protection and other products to the U.S. repair and remodeling market, announced that it has entered into a new $16.15 million credit facility with PNC Business Credit, replacing the Congress Financial Corporation credit facility which was to expire in June 2002. The new three year credit facility includes a revolving capital facility of up to $15 million and a term loan facility of $1.15 million.

         Commenting on the new credit facility, Armond Waxman, President and Co-Chief Executive Officer stated: "We believe this new credit facility will provide the Company with the additional financial flexibility to support its growth."

         Waxman Industries, Inc. is a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market. Through its wholly-owned subsidiaries, Waxman Consumer Products Group and WAMI Sales, the Company distributes products to a wide variety of national and regional retailers and wholesalers in the United States. Through its Orient operations, TWI and CWI, the Company manufactures, sources, assembles and packages plumbing and other products for sale to Waxman's U.S. based operations and to manufacturers, wholesalers, retailers and other industrial customers in the United States and abroad.

         CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, risks associated with currently unforeseen competitive pressures, the ability of the Company to generate or access sufficient liquidity for growth and risks affecting the Company's industry, such as decreased consumer spending, customer concentration and credit risk issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.